ARCHITECTURAL CONTRACT
                             ----------------------


     1. This agreement is made on the 16th day May, 2003, between THE NATIONAL BANK OF GAINESVILLE, 807 Dorsey Street, Gainesville, Georgia 30501 (Owner), and REYNOLDS ARCHITECTS, P.C., FAIA, 315 Academy Street, Gainesville, Georgia 30501 (Architect). Owner and the Architect, in consideration of the mutual promises and benefits flowing to the parties hereto and hereinafter stated and ten ($10.00) dollars in hand paid by Owner to Architect, agree as follows:

     2. Owner is the owner of a parcel of land located at 807 Dorsey Street, Gainesville, Georgia, more particularly described in Exhibit A (the property), attached hereto and by reference made a part hereof. Architect shall provide architectural services, as stipulated in this agreement, in connection with the construction of a bank building on the property (the project).

     3. Architect is an independent contractor performing services for owner. Architect is not to be considered a regular employee of owner for any purpose. Architect certifies that he has no financial interest in the project other than the fees he is to receive under this agreement.

     4.   Services.

          (a) General Scope: Architect will provide all architectural services for the project and consulting and other services as described in this agreement. Architect's services include all necessary conferences, estimates, preliminary studies, preliminary plans, work drawings, and all other drawings needed, specifications, preparation of bid documents, inspections, issuance of certificates for payment, and supervision of construction of the project and other normal architectural services.

          (b) Inspections: Architect will not provide continuous supervision of the construction of the project. Architect will, however, visit the site at least once per week (or sooner when the nature of the work requires) to inspect the work completed. Architect will immediately advise owner, in writing, of any omissions, unauthorized modifications, or defects in the work on the project. Architect shall inspect the project for evidence of faulty materials and workmanship no greater than one (1) month after completion, and will issue a written report of his findings to owner.

          (c) Certifications: On receipt of any application for payment by any contractor or subcontractor, architect shall determine the amount due under the contract documents with that party and issue a certificate for payment to owner. The certificate constitutes a representation that architect has inspected the work and documentation in support of the application for payment and that the work required to be completed prior to the payment requested has been satisfactorily completed in accordance with the governing contract documents. On application for final payment, architect shall similarly inspect the project and issue a certificate for payment to owner as well as a certificate of final completion of the project.


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          (d)  Construction  Changes:  Architect  will  prepare  all  necessary drawings, specifications, and written opinions in connection with any construction changes on the project authorized by owner.

          (e) Contractor's Submissions: Architect will review any shop drawings, samples, or other submissions of any contractor for the project to determine conformity with applicable contract documents.

          (f) Copies of Documents: Architect will provide owner, as reimbursable expenses, with all necessary copies of all drawings, specifications, and other documents required to be prepared by architect and submitted to owner. (See Paragraph 6).

          (g) Governmental Agencies' Requirements: Architect will prepare any reports and complete any documents and submissions required of an architect by any governmental agency with respect to construction of the project.

          (h) Architect acknowledges and agrees that Owner does not undertake to approve or pass upon matters of design and that Owner, therefore, assumes no responsibility for design. Architect acknowledges and agrees that the approval or acceptance of plans and specifications by the Owner is limited to the function of determining whether there has been compliance with instructions issued to Architect regarding general layout of space. Owner does not undertake to inquire into the adequacy, fitness, suitability, or correctness or engineering or architectural design. Architect agrees that no approval of plans and specifications by any person, body, or agency shall relieve him of the responsibility for the adequacy, fitness, suitability, and correctness or architectural and engineering design and for designing the work in accordance with sound and accepted engineering and architectural principles.

          (i) The responsibility of the Architect for enforcing the faithful performance of the contract is not relieved or affected in any respect by the presence and/or inspections by employees of the Owner.

          (j) Within ten days after execution of this architectural contract and during the entire period of the Architect's responsibility under this contract, the Architect shall maintain professional liability insurance.

          (k) The portion of the project to be designed or specified by the Architect is as being within five feet outside the exterior walls or columns of the new building or additions to the existing.

          (l) Normal structural, mechanical, and electrical engineering services are as defined as additional services and are not included in the Architect's basic services.

     5. Architect's Fee. Owner will pay Architect, for the services provided under this agreement, a fee of six (6%) percent of construction cost. The fee shall be paid as follows:

                  Schematic Design Phase         (  20%) percent
                  Design Development Phase       (  20%) percent
                  Construction Documents Phase   (  35%) percent
                  Bidding or Negotiation Phase   (   5%) percent
                  Construction Phase             (  20%) percent
                                                ----------------
                  Total Basic Compensation        (100%) percent


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     Payments  are  due  and  payable  thirty  (30)  days  from  the date of the
Architect's invoice. Amounts unpaid sixty (60) days after the invoice date shall bear interest at the prime rate at the principal place of the Architect.

     6.   Reimbursable  Expenses.

          (a) In addition to the fee stated in this agreement, owner will pay architect for additional services for the reasonable costs of any supplementary drawings and specifications and any written opinions required due to any construction changes on the project authorized by owner. The additional cost shall be paid on submission of the applicable drawing, specification, or opinion to owner, acceptance by owner of such document, and submission of an itemized bill for such work. Any cost paid by Owner to Architect under the provisions of this subparagraph (b) shall be determined at the time of work.

          (b) Reimbursable Expenses are in addition to compensation for basic and Additional Services and include expenses incurred by the Architect and Architect's employees and consultants in the interest of the Project, as identified in the following clauses.

               (1) Expenses of transportation in connection with the Project; expenses in connection with authorized out-of-town travel; long-distance communications; and fees paid for securing approval of authorities having jurisdiction over the Project.

               (2) Expense of reproductions, postage and handling of Drawings, Specifications and other documents.

               (3) If authorized in advance by the Owner, expense of overtime work requiring higher than regular rates.

               (4) Expense of renderings, models and mock-ups requested by the Owner.

               (5) Expense of additional insurance coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect and Architect's consultants.

               (6) Expense of computer-aided design and drafting equipment time when used in connection with the Project.

               (7) For additional services of consultants, including additional structural, mechanical and electrical engineering services, a multiple of one (1.0) times the amounts billed to the Architect for such services.

               (8) For reimbursable expenses, as described in this paragraph, a multiple of one (1.0) times the expenses incurred by the Architect, the Architect's employees and consultants in the interest of the Project.

     7.  Owner's  Obligations:

          (a) Owner will deliver to Architect a current, certified survey of the property.


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          (b)  Civil Engineering services and other required special consultants will  be  provided  by  the  Owner.  The Architect will coordinate the services.

     8. Power To Terminate: Either architect or owner may terminate this agreement after:

          (a) Failure of the other party to comply with the terms of this agreement.

          (b) Ten days' prior written notice to the other party that said party is terminating this agreement.

     9. Rights on Termination: After early termination of this agreement, as provided in Paragraph 8, architect shall be promptly paid that portion of his fee then due, plus any additional sum then payable to him under the terms of this agreement as provided in Paragraph 5.

     10. Drawings and Specifications: All drawings and specifications prepared by architect under this agreement remain the property of architect. Therefore, owner may use such drawings and specifications for this project but not for any other project or any other property.

     11. Assignment: This agreement may not be assigned by either party without the prior written consent of the other. Architect may not delegate his duties under this agreement to another without owner's prior written consent.

     12. Entire Agreement. This agreement contains the entire agreement between the parties. This agreement may not be modified except by later written agreement signed by both parties.

     13. Notices. All notices and submissions required under this agreement shall be by personal delivery or by first-class mail, postage prepaid, to the address stated in Paragraph l or such other address as either party may designate by prior written notice to the other.



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                                   THE  NATIONAL  BANK  OF  GAINESVILLE


                                   By:  /s/  Gary M. Anderson
                                      ---------------------------------
                                   Title: President / CEO
                                         ------------------------------

                                   OWNER

                                   REYNOLDS ARCHITECTS, P.C.

                                   /s/ Garland Reynolds, Jr.
                                   -------------------------------
                                   GARLAND REYNOLDS, JR., FAIA
                                   ARCHITECT


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